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                                                                   EXHIBIT 10.4


                           TRANSWESTERN HOLDINGS L.P.

                        EMPLOYEE EQUITY COMPENSATION PLAN


      1.    Purpose of the Employee Equity Compensation Plan.

      The Board of Directors (the "Board") of TransWestern Communications Company, Inc. (the "General Partner"), the general partner of TransWestern Holdings L.P. (the "Company") on ____________, approved the adoption of the TransWestern Holdings L.P. Employee Equity Compensation Plan (the "Plan") and formation of the TransWestern Holdings L.P. Employee Equity Compensation Trust (the "Trust"). The Plan is designed as an incentive compensation program to provide selected members of management and other key employees the opportunity to participate in the long-term profitability and equity appreciation of the Company. The Plan is intended to (i) attract, retain and motivate key employees and (ii) provide incentive and reward for exceptional contribution to the long-term success of the Company.

      2.    Plan Administration.

      The Plan will be administered by persons (such persons being referred to herein individually as a "Committee Member," and collectively as the "Plan Committee") appointed by the Board. The Plan Committee will serve at the discretion of the Board, which has the right to remove at any time (with our without cause) any individual appointed as a Committee Member and to appoint a successor. The initial Plan Committee will be comprised of Laurence H. Bloch, Ricardo Puente and Joan Fiorito.

      The Plan Committee will interpret the Plan, establish necessary guidelines to further the purposes of the Plan, determine which employees of the Company will become Participants (as defined below), determine the number of Awards (as defined below) granted to each Participant (defined below), determine whether, subject to Board approval, to increase the number of the Company's partnership units (the "Partnership Units") available to be contributed to the Trust, determine whether to increase the total number of Awards available under the Plan, and take any other action necessary for the proper administration of the Plan. All acts of the Plan Committee will be final and binding on all Participants.

      3.    Trust Assets

      Up to ____ Partnership Units will be initially available to be contributed to the Trust. On _____________, the Company will contribute to the Trust _____ Partnership Units and all or a portion of the remaining amounts may (but will not be obligated to) be contributed thereafter for a period of five years as determined by the Plan Committee in its sole discretion. All Partnership Units and all other assets held by the Trust are referred to as "Trust Assets."


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      4.    Awards Under the Plan.

      The Plan Committee has initially established a total of _____ Awards under the Plan ("Awards"). Awards under the Plan consist of the right to receive distributions from the Trust on the terms, and subject to the conditions, determined by the Plan Committee. A total of ____ (approximately __%) of the total Awards will be granted on ___________, 1998, and the remainder may be granted by the Plan Committee, in its sole discretion, if and when additional Partnership Units are contributed to the Trust by the Company (including Partnership Units related to Forfeited Awards (as defined below) which are recontributed to the Trust by the Company).

      Each Award granted to a Participant will entitle a Participant to an equal pro rata interest in any distributions made by the Trust (other than the distribution to the Company of Trust Assets related to Unvested Awards (as defined below) upon termination of the Plan). The Plan Committee may issue additional Awards to Participants only to the extent that the Company has contributed (or recontributed) additional Partnership Units to the Trust, such that no issuance of Awards will dilute any outstanding Awards previously granted to any Participant.

      Notwithstanding the foregoing, the Plan Committee shall not grant Awards at any time which have a value at the time of grant, together with all Awards granted in the preceding 12 months, in excess of $__ million.

      5.    Participation and Vesting.

      The Plan Committee will designate from time to time in its sole discretion members of management and other employees of the Company (other than Committee Members) to participate in the Plan ("Participants"). Participants selected to receive Awards in any year will be determined at the sole discretion of the Plan Committee.

      Upon termination of a Participant's employment with the Company for any reason, whether voluntary or involuntary, such Participant will forfeit any and all Unvested Awards ("Forfeited Awards") previously received by such Participant and all other interests under the Plan, other than Vested Awards (as defined below). In the event of such forfeiture, Trust Assets related to such Participant's Forfeited Awards will revert to the Company (subject to contribution to the Trust at the option of the Plan Committee), such Forfeited Awards shall no longer be deemed outstanding Awards hereunder and such former employee shall no longer be deemed a Participant for purposes of this Plan (unless such person qualifies as an Exempt Participant, as defined below).

      Awards will vest with respect to each Participant and become "Vested Awards" upon the earlier to occur of (each, a "Vesting Event") (i) ________, 2008 and (ii) the consummation by the Company of an underwritten offering of the Company's (or any successor's) equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "IPO"), provided that such Participant is (y) employed by the Company on a full-time basis at the time of the Vesting Event or (z) not employed by the Company on a full-time basis at the time of the Vesting Event and qualifies as an Exempt Participant. Any Awards which are not vested in accordance with the foregoing are referred to as "Unvested Awards".


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      "Exempt Participant" means any Participant (i) whose employment with the
Company terminates as a result of such Participant's death or Disability (as defined below); (ii) which the Plan Committee determines (in its sole discretion) will be exempted from the forfeiture provisions described above and will therefore be entitled to have Awards become vested upon termination of employment; or (iii) whose employment with the Company is on a part-time basis at the date of grant of Awards and is employed by the Company on a part-time basis at the time of the Vesting Event. "Disability" means any physical or mental incapacitation which results in a Participant's inability to perform such Participant's duties and responsibilities to the Company for a total of [60] business days during any twelve-month period, as determined in good faith by the Plan Committee.

      Receipt of an Award by any Participant in any one year does not entitle such Participant to receive an Award in any other year.

      6.    Records and Statements.

      The Plan Committee will maintain all records of the Plan and will cause the granting and reservation of the Awards to be reflected on the Company's financial statements.

      7.    Timing and Amounts of Distributions.

      Subject to Section 13 hereof, the Plan Committee will in its sole discretion determine the amount of distributions from the Trust (whether in cash or equity (including Partnership Units)) and the timing of all such distributions. The Plan Committee will promptly notify the Trustees of the Trust as to a decision to cause a distribution of the Trust Assets to Participants and will direct Trustees to make distributions within 30 days following such notice (each, a "Distribution Date").

      Although distributions from the Trust will be made solely in the discretion of the Plan Committee, it is the intent of the Plan Committee generally to make distributions when cash is received by the Trust (including upon a sale of the Company).

      Subject to Section 13 hereof, all distributions to Participants and Exempt Participants (or their estates) will be made pro rata based on the number of Awards outstanding as of the applicable Distribution Date.

      Awards held by Participants who are not full-time employees of the Company on a Distribution Date or by Exempt Participants (or their estates) will not be considered outstanding for any purposes whatsoever under the Plan and such Participants will not be entitled to receive any distributions from the Trust, unless such Awards are Vested Awards.

      8.    Taxes.

      Participants will have no income tax upon receipt of Awards. Any distributions (including distributions of Partnership Units upon an IPO in accordance with Section 13) to Participants (including Exempt Participants) made by the Trust will be taxable as ordinary income to the recipient and will be subject to federal and state income tax withholding. The Company shall


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be entitled, if the Plan Committee deems it necessary or desirable, to withhold from any Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any payment due in connection with distributions under the Plan. The Company shall be entitled to withhold either cash (from the salary of Participants) and/or shares (with a market value equal to the amount of the required withholding).

      In connection with an IPO, a Participant shall be entitled to elect to pay cash to the Company to meet the Company's withholding obligations if such Participant does not wish to have the Company withhold a portion of such Participant's Partnership Units to satisfy such withholding obligations.

      9.    Non-Assignability

      The rights of each Participant (including Exempt Participants) under the Plan are not transferable or assignable by such Participant (except to such Participant's heirs or estate).

      10.   Expenses.

      The Company will pay all expenses incidental to operations of the Plan, including the costs of record-keeping, accounting fees and legal fees incurred pursuant to the Plan.

      11.   Rights to Terminate Employment.

      Neither the adoption by the Company of, nor the participation of an employee in, the Plan confers upon any employee the right to continue in the employ of the Company or interferes in any way with the right of the Company to terminate such employee's employment at any time, nor will it interfere in any way with such employee's right to terminate his or her employment with the Company at any time.

      12.   Amendment to the Plan.

      The Company may (without the consent of any Participant) amend the Plan at any time to comply with applicable federal or state law or for any other reason, except that the Company shall not amend the Plan to the extent such amendment would affect any Participant's rights with respect to Vested Awards hereunder in a manner more adverse than such amendment affects any other Participant's rights with respect to Vested Awards.

      13.   Termination of Plan.

      The Plan will terminate at such date (the "Termination Date") as determined by the Plan Committee in its sole discretion, except that (i) the Termination Date shall be no earlier than January __, 200_ (except as provided for in clause (ii)) and (ii) the Plan shall terminate automatically upon the occurrence of an IPO. On the Termination Date, the Plan Committee will authorize the Trustees (as defined in the Trust) to (i) distribute all Partnership Units and other Trust Assets related


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to Vested Awards to the Plan Participants or their heirs and estates holding such Vested Awards and (ii) return any Partnership Units and other Trust Assets related to Unvested Awards to the Company.

      14.   Unfunded Arrangement.

      The benefits to be paid pursuant to the Plan are unfunded and unsecured and will be payable solely from the assets of the Trust, and the Participants have no interests in the assets of the Company, the Trust, or in any account maintained by the Company for its own convenience by virtue of the Plan. No fund or other assets will be set aside or segregated for the benefit of any Participant, other than pursuant to the Trust. All Trust Assets and other assets of the Trust will be subject to the claims of the Company's creditors in the event of the occurrence of the Company's bankruptcy or insolvency until actually paid to Participants. Awards granted under the Plan provide each Participant a contingent right to receive future payments under the conditions set forth in this Plan and do not represent direct ownership of interests in the Company.

      15.   Governing Law.

      The Plan and all rights and obligations hereunder will be construed and enforced in accordance with the laws of the State of Delaware.


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                            TRANSWESTERN HOLDINGS LP

                       EMPLOYEE EQUITY COMPENSATION TRUST


      This Trust Agreement (this "Agreement") is made this __ day of ___________ by and between TransWestern Holdings LP (the "Company"), TransWestern Communications Company, Inc., the general partner of the Company (the "General Partner"), and Laurence H. Bloch, Ricardo Puente and Joan Fiorito (the foregoing individuals being referred to herein individually as a "Trustee" and collectively as the "Trustees"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Plan (as defined below).

      WHEREAS, the board of directors of the General Partner (the "Board") has adopted the TransWestern Holdings LP Employee Equity Plan, a copy of which is attached hereto as Annex A (the "Plan"), for the benefit of its current and future managers and such other key employees as the Plan Committee determines should be Participants in the Plan;

      WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute to the Trust assets to be held therein, subject to the claims of the Company's creditors in the event the Company becomes Insolvent (as defined below), until paid to Plan Participants and their beneficiaries or returned to the Company in such manner and at such times as shall be specified herein; and

      WHEREAS, it is the intention of the Company to make a contribution to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

      NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

      Section 1. Establishment of Trust.

      (a) The Company hereby deposits with the Trustees ____ of its Class B Partnership Units ("Partnership Units"; and together, with all dividends and distributions paid with respect to such Partnership Units, and all proceeds of the foregoing and including any assets contributed to the Trust after the date hereof, the "Trust Assets"), which shall become the principal of the Trust to be held, administered and disposed of by the Trustees as provided in this Agreement.

      (b)   The Trust hereby established shall be irrevocable.

      (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

      (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and, until termination of the Trust, shall be used exclusively for the uses and the purposes of Plan Participants and general creditors as herein set forth. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership


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interest in, any assets of the Trust. Any rights created under the Plan and this
Agreement shall be mere unfunded and unsecured contractual rights of Plan Participants and their beneficiaries against the Company and provide each Plan Participant with a contingent right to receive future payments and do not represent direct ownership interests in the Company. The Trust Assets will be subject to the claims of the Company's general creditors under federal and state law in the event the Company becomes Insolvent (as defined below in Section 3(a)).

      (e) The Company may, in its sole discretion and in accordance with the Plan, make additional deposits of Partnership Units with the Trustees to augment the principal to be held, administered and disposed of by the Trustees as provided in this Agreement. Neither the Trustees nor any Plan Participant or beneficiary shall have any right to compel such additional deposits.

      Section 2. Payments to Plan Participants and Their Beneficiaries.

      (a) If the Plan Committee determines that a payment should be made to Participants under the Plan, then it shall deliver to the Trustees a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan Participant (and such Plan Participant's beneficiaries), that provides a formula or other instructions acceptable to the Trustees for determining the amounts so payable, and the time for payment of such amounts. Except as otherwise provided herein, the Trustees shall make payments to Plan Participants or their beneficiaries in accordance with such Payment Schedule. The Trustees shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of this Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company in accordance with the Plan.

      (b) In the event of any dispute as to the entitlement of a Plan Participant or such Plan Participant's beneficiaries to benefits under the Plan, such dispute shall be resolved by the Plan Committee, or such other party as the Company shall designate under the Plan, which resolution shall be final and binding on all parties and all Plan Participants.

      Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

      (a) The Trustees shall cease payment of benefits to Plan Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Agreement if (i) the Company is unable to pay its debts as they become due, (ii) the Company is a debtor in and subject to a proceeding pending under the United States Bankruptcy Code or (iii) payment of such benefits would cause a default or event of default under any agreement to which the Company is bound relating to borrowed money.

      (b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.


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            (i)   The Board shall have the duty to inform the Trustees in
writing if the Company becomes Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustees that the Company has become Insolvent, the Trustees shall determine whether the Company is Insolvent and, pending such determination, the Trustees shall discontinue payment of benefits to Plan Participants and their beneficiaries.

            (ii) The Trustees shall have no duty to inquire as to whether the Company is Insolvent unless the Trustees have (A) actual knowledge that the Company is Insolvent or (B) received notice from the Company or a person claiming to be a creditor of the Company alleging that the Company is Insolvent. The Trustees may in all events rely on such evidence concerning the Company's Insolvency as may be furnished to the Trustees and that provides the Trustees with a reasonable basis for making a determination as to whether the Company is Insolvent.

            (iii) If at any time the Trustees have determined that the Company is Insolvent, the Trustees shall discontinue payments to Plan Participants and their beneficiaries and shall hold all Trust Assets for the benefit of the Company's general creditors. Nothing in this Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due (if any) under the Plan.

            (iv) The Trustees shall resume the payments of benefits to Plan Participants or their beneficiaries in accordance with Section 2 of this Agreement only after the Trustees have determined that the Company is not Insolvent (or is no longer Insolvent).

      (c) Provided that there are sufficient assets, if the Trustees discontinue the payment of benefits from the Trust pursuant to Section 3(b) of this Agreement and subsequently resume such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due (if any) to Plan Participants or their beneficiaries under the terms of the Plan for the period of such continuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

      Section 4. Payments to the Company.

      Except as provided in Sections 2, 3 and 12 of this Agreement (but subject to the terms of the Plan), the Company shall have no right or power to direct the Trustees to return to the Company or to divert to others any Trust Assets before all payment of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of this Agreement and the Plan.

      Section 5. Investment Authority.

      The Trustees may invest in securities (including Partnership Units or rights to acquire Partnership Units) issued by the Company or others. All rights associated with the Trust Assets shall be exercised by the Trustees or the person designated by the Trustees, and shall in no event be exercisable by Plan Participants. Notwithstanding any other provision of this Agreement, the Company shall have the right at any time, and from time to time in its sole discretion, to substitute


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assets of equal fair market value for all or any portion of the Trust Assets.
This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

      Section 6. Disposition of Income.

      During the term of this Trust, all of the income received by the Trust, net of expenses and taxes, to the extent not distributed, shall be accumulated and reinvested.

      Section 7. Accounting by Trustees.

      The Trustees shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific record as shall be agreed upon in writing between the Company and the Trustees. Within thirty (30) days following the close of each calendar year, the Trustees shall deliver to the Company a written account of all disbursements made under the Trust during such year.

      Section 8. Responsibility of Trustees.

      (a) The Trustees shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided that the Trustees shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Agreement and is given in writing by the Company in the event of a dispute between the Company and another party, the Trustees may apply to a court of competent jurisdiction to resolve the dispute.

      (b) If the Trustees undertake or defend any litigation arising in connection with this Agreement or the Trust created hereby, or otherwise incur any costs or expenses in connection with this Agreement or the Trust, the Company agrees to indemnify each Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses relating thereto and to be primarily liable for such payments), unless and to the extent it is finally determined by a court of competent jurisdiction that such costs, expenses and liabilities resulted from the gross negligence or willful misconduct of such Trustee.

      (c) The Trustees may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of their duties or obligations hereunder.

      (d) The Trustees may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist them in performing any of their duties or obligations hereunder.

      (e) The Trustees shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.


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      (f)   Notwithstanding any powers granted to the Trustees pursuant to this
Agreement or pursuant to applicable law, the Trustees shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

      Section 9. Compensation and Expenses of Trustees.

      Subject to Section 8(b), the Company shall pay all fees and expenses incurred by the Trustees in connection with the Plan and this Agreement, including costs of record-keeping, accounting and legal fees. No Trustee shall be entitled to compensation for his services as a Trustee.

      Section 10. Resignation and Removal of Trustees.

      (a) The Board may, at any time with or without cause, remove a Trustee by written notice to such Trustee, which removal shall be effective five (5) days after receipt of such notice unless the Company and such Trustee agree otherwise.

      (b) A Trustee may resign at any time by written notice to the Company, which resignation shall be effective thirty (30) days after receipt of such notice unless the Company and such Trustee agree otherwise.

      (c) Upon removal or resignation of a Trustee pursuant to Section 10(a) or (b), the Company may, but shall not be required to, appoint a new Trustee to replace such departing Trustee.

      (d) In the event of the resignation or removal of the last remaining Trustee and appointment of a successor Trustee, all Trust Assets subsequently shall be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

      Section 11. Appointment of Successor Trustee.

      (a) In the event of the appointment of a successor Trustee by the Company, the appointment shall be effective when accepted in writing by the successor Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust Assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

      (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust Assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time he or she becomes a successor Trustee.

      Section 12. Amendment or Termination.


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      (a)   This Agreement may be amended by a written instrument executed by the Trustees and the Company.

      (b) The Plan will terminate at such date (the "Termination Date") as determined by the Plan Committee in its sole discretion, except that (i) the Termination Date shall be no earlier than _____________, 200_ (except as provided in clause (ii)) and (ii) the Plan shall terminate automatically upon the consummation of an IPO. On the Termination Date, the Trustees shall be authorized by the Plan Committee to (i) distribute all Partnership Units and other Trust Assets related to Vested Awards to the Plan Participants or their heirs and estates holding such Vested Awards and (ii) return any Partnership Units and other Trust Assets related to Unvested Awards to the Company

      Section 13. Miscellaneous.

      (a) Any provisions of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

      (b) Benefits payable to the Plan Participants and their beneficiaries under this Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process except to a Participant's heirs and estate.

      (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      Section 14. Effective Date.

      The effective date of this Agreement shall be ______________.


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